Filed Pursuant to Rule 424(b)(5)

Registration No. 333-109215

PROSPECTUS SUPPLEMENT

TO PROSPECTUS DATED OCTOBER 1, 2003

Ps. 757,430,000,000

Republic of Colombia

12.000% Global TES Bonds due 2015

Payable in U.S. dollars

The bonds will mature on October 22, 2015. Colombia will pay interest on the bonds on each October 22. Interest will accrue from February 24, 2005, and the first interest payment will be made on October 22, 2005. Principal and interest will be translated into and payment of principal and interest will be made in United States dollars.

The bonds will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding public external indebtedness issued prior to January 21, 2004. Under these provisions, which are described beginning on page S-10 of this prospectus supplement, Colombia may amend the payment provisions of the bonds with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

Application has been made to list the bonds on the Luxembourg Stock Exchange.

	Per Bond	Per Bond in U.S. Dollars		Total
Public Offering Price[1,2]	99.418%	U.S. $	2,132.8610	U.S. $	323,098,580
Underwriting Discount	0.550%	U.S. $	11.7994	U.S. $	1,787,449
Proceeds, before expenses, to Colombia	98.868%	U.S. $	2,121.0616	U.S. $	321,311,131

[1]	Purchasers will make the payment of the public offering price in U.S. dollars based on an exchange rate for the conversion of Colombian pesos into U.S. dollars of Ps. 2,330.62 per U.S. $1.00. The per bond denomination is Ps. 5,000,000.

[2]	Purchasers will also be required to pay accrued interest, if any, from February 24, 2005 to the date of delivery of the bonds.

Delivery of the bonds, in book-entry form only, is expected to be made on or about February 24, 2005. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete.

See “Investment Considerations” beginning on page S-6 to read about certain risks you should consider before investing in the bonds.

Any representation to the contrary is a criminal offense.

ABN AMRO	Citigroup

JPMorgan

The date of this prospectus supplement is February 16, 2005.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should read this prospectus supplement along with the prospectus attached hereto. Colombia is furnishing this prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the bonds and for Luxembourg listing purposes. Colombia confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

INCORPORATION BY REFERENCE

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus supplement and any accompanying prospectus:

•	Colombia’s annual report on Form 18-K for the year ended December 31, 2003, filed with the SEC on July 1, 2004;

•	Any amendment on Form 18-K/A to the 2003 annual report filed prior to the date of this prospectus supplement and each additional amendment filed after the date of this prospectus supplement and prior to the termination of the offering of the bonds; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus supplement and prior to the termination of the offering of the bonds.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus supplement may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público y Tesoro Nacional

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

Telephone: 57-1-350-7422

Fax: 57-1-350-6651

You may also obtain copies of documents incorporated by reference, free of charge, at the office of the Luxembourg paying agent and transfer agent specified on the inside back cover of this prospectus supplement.

USE OF PROCEEDS

The net proceeds of the sale of the bonds will be approximately U.S. $321,146,131, after deduction of the underwriting discount and of certain expenses payable by Colombia estimated at U.S. $165,000. Colombia will use the proceeds for the general budgetary purposes of the Government of Colombia including, but not limited to, the refinancing, repurchase or retirement of external indebtedness.

CERTAIN DEFINED TERMS AND CONVENTIONS

Currency of Presentation

Unless otherwise stated, Colombia has translated historical amounts into U.S. dollars (“U.S. dollars,” “dollars” or “U.S. $”) or pesos (“pesos,” “Colombian pesos” and “Ps.”) at historical annual average exchange rates. Translations of pesos to dollars have been made for the convenience of the reader only and should not be construed as a representation that the amounts in question have been, could have been or could be converted into dollars at any particular rate or at all.

Colombian Peso Information

For the purpose of calculating payments to be made in respect of the bonds, all references to “Ps.” are to Colombian pesos.

Interest and redemption payments in respect of the bonds will be made in U.S. dollars translated from Colombian pesos based upon the Average Representative Market Rate (as defined below) at the time the relevant payment amount is determined. The “Representative Market Rate” for any day is the weighted average of the buy and sell foreign exchange rates for transactions completed on the previous business day by certain commercial banks and financial corporations in Bogotá, Cali, Barranquilla and Medellín, as calculated and published by the Superintendencia Bancaria (Superintendency of Banks) of Colombia, and which is available on Bloomberg by typing “TRM<INDEX>HP<GO>” or, in the absence of the availability of such information, the rate at which Colombian pesos can be converted into U.S. dollars as determined by polling certain banks located in Bogotá D.C., Colombia. The “Average Representative Market Rate” is the average of the Representative Market Rate for each of the twenty business days ending three business days prior to any interest or principal payment date. See “Description of the Bonds—General Terms of the Bonds.”

On February 16, 2005, the Representative Market Rate was Ps. 2,330.62 per U.S. $1.00.

The following table shows the high, low, average and period-end peso/U.S. dollar exchange rates for each year from 1999 through 2004 and for January 2005.

Representative Market Rate(1)

(Pesos per U.S. dollar)

Year	High	Low	Average	End-of-period
1999	2,017.27	1,525.59	1,755.79	1,873.77
2000	2,232.24	1,873.77	2,087.68	2,229.20
2001	2,378.41	2,219.60	2,299.83	2,291.18
2002	2,888.23	2,231.98	2,505.62	2,864.79
2003	2,968.88	2,778.21	2,876.34	2,778.21
2004:
January	2,778.92	2,721.56	2,750.82	2,742.47
February	2,757.14	2,651.94	2,718.25	2,682.34
March	2,685.17	2,648.97	2,670.92	2,678.16
April	2,682.09	2,612.30	2,641.57	2,646.99
May	2,766.83	2,655.18	2,719.52	2,724.92
June	2,736.39	2,695.02	2,716.46	2,699.58
July	2,694.09	2,612.44	2,651.13	2,612.44
August	2,614.97	2,551.43	2,599.37	2,551.43
September	2,602.20	2,518.30	2,553.42	2,595.17
October	2,630.81	2,549.10	2,580.24	2,575.19
November	2,575.19	2,479.10	2,530.16	2,479.10
December	2,481.93	2,316.12	2,413.29	2,389.75
2005:
January	2,389.75	2,315.45	2,364.52	2,367.76

1:	Representative market rate, as calculated by the Superintendency of Banks.

Source: Banco de la República.

INVESTMENT CONSIDERATIONS

Risks Relating to Foreign Currency Securities

This prospectus supplement and the prospectus do not describe all the risks of an investment in securities denominated in currencies other than U.S. dollars. You should consult your own financial and legal advisors about the risks of an investment in the bonds. If you are unsophisticated with respect to foreign currency transactions, these bonds are not an appropriate investment for you.

The information in this section is directed to investors who are U.S. residents and does not address risks for investors who are not U.S. residents. We disclaim any responsibility to advise prospective purchasers who are residents of countries other than the United States with respect to any matters that may affect the purchase, holding or receipt of payments of the bonds. If you are not a U.S. resident, you should consult your own financial and legal advisors.

If the Colombian peso depreciates against the U.S. dollar, the effective yield on the bonds will decrease below the interest rate on the bonds, and the amount payable at maturity may be less than your investment, resulting in a loss to you.

Rates of exchange between the U.S. dollar and the Colombian peso have varied significantly over time. Historical peso/U.S. dollar exchange rates are presented in the preceding table. However, historical trends do not necessarily indicate future fluctuations in rates, and should not be relied upon as indicative of future trends.

Currency exchange rates can be volatile and unpredictable. If the Colombian peso depreciates against the U.S. dollar, the effective yield on the bonds will decrease below the interest rate on the bonds and the amount payable at maturity may be less than your investment, resulting in a loss to you. Depreciation of the Colombian peso against the U.S. dollar may also adversely affect the market value of the bonds.

Government policy or actions could adversely affect the exchange rate between the peso and the U.S. dollar and an investment in the bonds.

Colombia presently has a floating exchange rate. However, the Central Bank of Colombia has from time to time intervened in the foreign exchange market to support the value of the peso or to adversely affect the value of the peso. These interventions or other governmental actions could adversely affect the value of the bonds, as well as the yield on the bonds and the amount payable to you at maturity.

Even in the absence of governmental action directly affecting currency exchange rates, political or economic developments in Colombia or elsewhere could lead to significant and sudden changes in the exchange rate between the peso and the U.S. dollar.

Exchange controls could affect the peso/U.S. dollar exchange rate and the amount payable on the bonds.

Colombia has a system of exchange controls that has been in place since 1967. However, exchange control regulations have been substantially relaxed over the past twelve years, and the peso/U.S. dollar exchange rate is no longer set by the Government or by the Central Bank. The peso/U.S. dollar exchange rate is set by the market, based upon the supply of, and demand for, U.S. dollars. Currently, the system of exchange controls only determines which transactions involving inflows or outflows of foreign currency are permitted. In addition, the applicable exchange control regulations provide that the incurrence of foreign indebtedness by Colombia, as well as payments to service Colombia’s external debt, are permitted transactions. Changes in exchange control regulations could cause the value of the peso to depreciate against the U.S. dollar, resulting in a reduced yield to you, a possible loss on the bonds and a possible adverse impact on the market value of the bonds.

Other Considerations

The bonds will contain provisions that permit Colombia to amend the payment terms without the consent of all holders.

The bonds will contain provisions regarding acceleration and voting on future amendments, modifications and waivers, which are commonly referred to as “collective action clauses.” Under these provisions, certain key provisions of the bonds may be amended, including the maturity date, interest rate and other payment terms, with the consent of the holders of 75% of the aggregate principal amount of the outstanding bonds.

The trading market for the bonds may be limited.

The bonds are a new issuance of securities with no established trading market. Although application has been made to list the bonds on the Luxembourg Stock Exchange, the listing does not assure that a trading market for the bonds will develop. The underwriters intend to make a secondary market for the bonds. However, the underwriters are not obligated to do so and may discontinue making a secondary market for the bonds at any time without notice. No assurance can be given as to how liquid the trading market for the bonds will be.

SUMMARY OF THE OFFERING

This summary highlights information contained elsewhere in this prospectus supplement and the prospectus. It is not complete and may not contain all the information that you should consider before investing in the bonds. You should read the entire prospectus supplement and prospectus carefully.

Issuer	The Republic of Colombia.

Aggregate Principal Amount	Ps. 757,430,000,000.

Issue Price	99.418% of the principal amount of the bonds, plus accrued interest, if any, from February 24, 2005. The Issue Price will be payable in U.S. dollars based on an exchange rate for the conversion of Colombian pesos into U.S. dollars of Ps. 2,330.62 per U.S. $1.00.

Issue Date	February 24, 2005.

Maturity Date	October 22, 2015.

Form of Securities	The bonds will be issued in the form of one or more registered global securities without coupons, which will be deposited with a common depositary for Euroclear and Clearstream, Luxembourg. The bonds will not be issued in bearer form.

Denominations	The bonds will be issued in denominations of Ps. 5,000,000 and integral multiples of Ps. 1,000,000 in excess thereof.

Interest	The bonds will bear interest from February 24, 2005 at the rate of 12.000% per year, payable in U.S. dollars as calculated as described below. We will pay you interest annually in arrears on October 22 of each year, commencing on October 22, 2005.

Redemption	We may not redeem the bonds before maturity. At maturity, we will redeem the bonds at par in U.S. dollars, calculated as described below.

Conversion of the payment amounts	All amounts due in respect of principal or interest will be paid in U.S. dollars, calculated by the calculation agent by translating the Colombian peso amounts into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date (as defined under “Description of the Bonds”).

Status	The bonds will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia. The bonds will rank equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness.

Withholding Tax and Additional Amounts	We will make all payments on the bonds without withholding or deducting any taxes imposed by Colombia, subject to certain specified exceptions. For more information, see “Description of the Securities—Debt Securities—Additional Amounts” on page 4 of the prospectus.

Further Issues	Colombia may, without the consent of the holders, create and issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of such additional bonds.

Listing	Application has been made to list the bonds on the Luxembourg Stock Exchange.

Governing Law	New York. The laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Additional Provisions	The bonds will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to Colombia’s outstanding external public indebtedness issued prior to January 21, 2004. Those provisions are described in the following section, “New Provisions Applicable to the Bonds.”

Calculation Agent	JP Morgan Chase Bank, N.A.

NEW PROVISIONS APPLICABLE TO THE BONDS

The bonds will contain provisions regarding acceleration and voting on amendments, modifications and waivers that differ from the provisions described in the accompanying prospectus. The provisions described in this prospectus supplement will govern the bonds. These provisions are commonly referred to as “collective action clauses.” Under these provisions, Colombia may amend certain key terms of the bonds, including the maturity date, interest rate and other payment terms, with the consent of less than all of the holders of the bonds.

Default and Acceleration of Maturity

The bonds will contain the same events of default as those described in the accompanying prospectus, but the procedures for acceleration if an event of default occurs will be different from those described in the prospectus. The events of default are the following:

1.	Non-Payment: Colombia fails to pay any principal of or interest on the bonds within 30 days of when the payment was due; or

2.	Breach of Other Obligation: Colombia fails to perform any other material obligation contained in the bonds or the fiscal agency agreement and that failure continues for 45 days after any holder of the bonds gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than U.S. $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days, whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the bonds; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the bonds; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the bonds outstanding (as defined below) may, by notice to the fiscal agent, declare all the bonds to be due and payable immediately.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the bonds will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the bonds may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made.

Meetings, Amendments and Waivers

Colombia may call a meeting of the holders of the bonds at any time regarding the fiscal agency agreement or the bonds. Colombia will determine the time and place of the meeting. Colombia will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

In addition, the fiscal agent will call a meeting of the holders of the bonds if the holders of at least 10% of the aggregate principal amount of the outstanding bonds have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

Only holders of bonds and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the aggregate principal amount of the outstanding bonds will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing not less than 25% of the aggregate principal amount of the outstanding bonds will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing not less than 75% of the aggregate principal amount of the outstanding bonds will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting. Colombia, the fiscal agent and the holders may generally modify or take actions with respect to the fiscal agency agreement or the terms of the bonds:

•	with the affirmative vote of the holders of not less than 66 2/3% of the aggregate principal amount of the outstanding bonds that are represented at a meeting; or

•	with the written consent of the holders of 66 2/3% of the aggregate principal amount of the outstanding bonds.

However, the holders of not less than 75% of the aggregate principal amount of the outstanding bonds, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the bonds that would:

•	change the due date for the payment of principal of or interest on the bonds;

•	reduce the principal amount of the bonds;

•	reduce the portion of the principal amount of the bonds that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the bonds or any premium payable upon redemption of the bonds;

•	change the currency or place of payment of principal of or interest on the bonds;

•	shorten the period during which Colombia is not permitted to redeem the bonds or permit Colombia to redeem the bonds if, prior to this action, Colombia was not permitted to do so;

•	reduce the percentage of principal amount held by the holders of the bonds whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the bonds or to take any other action with respect to the bonds or the fiscal agency agreement or change the definition of “outstanding” with respect to the bonds;

•	change Colombia’s obligation to pay any additional amounts;

•	change the governing law provision of the bonds;

•	change the courts to the jurisdiction of which Colombia has submitted, Colombia’s obligation to appoint and maintain an agent for the service of process in the Borough of Manhattan, The City of New York or Colombia’s waiver of immunity in respect of actions or proceedings brought by any holder based upon the bonds;

•	in connection with an exchange offer for the bonds, amend any event of default under the bonds; or

•	change the status of the bonds, as described under “Description of the Securities—Debt Securities—Nature of Obligation” in the prospectus.

We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the bonds, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding bonds) agree to the change.

Colombia and the fiscal agent may, without the vote or consent of any holder of the bonds, amend the fiscal agency agreement or the bonds for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the bonds;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the bonds; or

•	changing the terms and conditions of the fiscal agency agreement or the bonds in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the bonds.

For purposes of determining whether the required percentage of holders of the bonds has approved any amendment, modification or change to, or waiver of, the bonds or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the bonds, bonds owned, directly or indirectly, by Colombia or any public sector instrumentality of Colombia will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only bonds that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de la República, any department, ministry or agency of the central government of Colombia or any corporation, trust, financial institution or other entity owned or controlled by the central government of Colombia or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Further Issues

Colombia may, without your consent, issue additional bonds that may form a single series of bonds with the outstanding bonds; provided that such additional bonds do not have, for purposes of U.S. federal income taxation (regardless of whether any holders of such additional bonds are subject to U.S. federal tax laws), a greater amount of original issue discount than the bonds have as of the date of the issue of the additional bonds.

RECENT DEVELOPMENTS

This section provides information that supplements the information about Colombia corresponding to the headings below that is included in Colombia’s Annual Report on Form 18-K, and any amendments thereto on Form 18-K/A that are incorporated in this prospectus supplement by reference. To the extent that the information in this section differs from the information contained in Colombia’s Form 18-K, as amended, you should rely on the information in this section.

Republic of Colombia

According to preliminary figures, Colombia’s ratio of total public sector debt to gross domestic product (“GDP”) decreased from 53.9% in 2002 to 51.2% in 2003 and further decreased to 48.4% in September 2004.

In March 2004, the Government presented to Congress a constitutional amendment seeking to lift the ban on presidential re-election. The re-election bill was approved on December 1, 2004 after it passed eight successful congressional votes (four successful congressional votes in two consecutive congressional terms). The Constitutional Court will review the amendment to determine whether it was passed consistent with the Constitution. Colombia can make no prediction when a decision will be rendered by the Constitutional Court or what the outcome of the Constitutional Court’s review will be.

During the last quarter of 2004, the national Government presented a tax reform bill as part of its financing strategy for 2005. However, the absence of political support in the Senate for certain key elements of the bill led to its withdrawal by the Government.

As of October 27, 2004, the net present value of the Central Government’s pension liability, not including the transition cost, was approximately 170.5% of GDP and the expected annual expenditure by the Central Government for pension liabilities was estimated at 3.5% of GDP for 2004 and 4.4% of GDP for 2005. A pension reform bill, which seeks to modify the current pension structure in order to preserve and increase the Social Security System reserves, was presented to Congress in 2004. The pension reform bill is required to pass eight successful congressional votes (four successful congressional votes in two consecutive congressional terms) to become law. It has survived four congressional votes to date, with the following four votes scheduled to take place between March 16 and June 20, 2005. Colombia is unable to predict the outcome of the four remaining votes.

In December 2004, Colombia apprehended Rodrigo Granda, a prominent Colombian rebel, in Venezuela. In January 2005, Venezuelan President Hugo Chávez protested Mr. Granda’s apprehension in Venezuela, charging that Colombia had violated Venezuela’s sovereignty. President Chávez recalled Venezuela’s ambassador from Bogotá (who has since returned) and announced the suspension of bilateral trade and business accords between the countries. Venezuela’s resulting decisions regarding customs controls have affected commerce between the two countries, particularly in cities and towns close to the border. A meeting between President Uribe and President Chávez took place in Caracas on February 15, 2005. After this meeting, President Uribe and President Chávez announced the official end to the dispute and the restoration of diplomatic and commercial relations.

Internal Security

The Government announced that for the twelve months ended January 31, 2005, homicides, terrorism, automobile theft and kidnapping declined by 14.8%, 44.9%, 12.1% and 36.7%, respectively, as compared to the twelve months ended January 31, 2004.

Five divisions of unauthorized paramilitary organizations were dismantled in November and December 2004 under a demobilization plan developed by the Government. The demobilization plan is the result of the Santa Fe de Ralito Agreement that was signed between these paramilitary organizations and the Government on July 23, 2003 and ratified on October 7, 2004, through a public announcement called the “Acto de Fe por la Paz”. By the end of 2004, 2,624 members of these groups had been reintegrated into civil society.

Pursuant to Resolution No. 16, passed January 31, 2005, the National Government created a temporary safe zone for the paramilitary group Frente La Mojana in the region of Nueva Esperanza. This resolution began the second phase of demobilization for the group, with the purpose of fostering peace talks between the Government and the paramilitary organizations. The zone was operational from midnight on January 31, 2005 through midnight on February 4, 2005. The demobilization of Frente La Mojana is part of a governmental demobilization program that started in November 2003, continuing a dialogue between the Government and the paramilitary organizations that began in December of 2002.

Internal security issues continue to be a leading challenge faced by Colombia. There can be no assurance that the decrease in criminal activity will continue in the future.

Economy

Gross Domestic Product

According to preliminary figures, GDP grew by 2.5% in real terms in the third quarter of 2004 as compared to the same period in 2003. The sectors of the economy that experienced the largest increases in real growth during this period were construction, which grew by 9.1%, and the investment sector, which grew by 7.6%.

The Government currently expects that real GDP growth for 2005 will be approximately 4.0%, although no assurance can be given that this projection will be reached.

Employment and Labor

The following table presents monthly average rates of unemployment in urban areas for January 2003 through December 2004, according to the most recent methodology adopted by the National Administrative Department of Statistics (“DANE”).

Monthly Unemployment Rates for the 13 Largest Urban Areas(1)

	2003	2004
January	18.2%	18.1%
February	17.6	17.1
March	17.8	16.2
April	17.9	16.9
May	16.7	14.8
June	16.9	15.8
July	17.8	15.3
August	17.1	15.0
September	16.1	14.9
October	15.4	14.1
November	14.1	13.9
December	14.7	13.0

1:	Statistics for the cities and metropolitan areas of Bogotá, Medellín, Cali, Barranquilla, Bucaramanga, Manizales, Pasto, Pereira, Cúcuta, Ibagué, Montería, Cartagena and Villavicencio.

Source: DANE.

Foreign Trade and Balance of Payments

Balance of Payments

According to preliminary figures from Banco de la República, Colombia’s central bank, Colombia’s current account deficit for the first nine months of 2004 was U.S. $1,017 million, as compared to a U.S. $769 million deficit for the same period of 2003. The capital account surplus for the first nine months of 2004 was U.S. $1,970 million, as compared to a U.S. $651 million surplus for the same period of 2003.

The following table presents preliminary balance of payments figures for the first nine months of 2003 and 2004.

Balance of Payments(1)

	Jan.-Sep. 2003(2)		Jan.-Sep. 2004(2)
	(in millions of U.S. dollars)
Current Account
Exports (FOB)
Oil and its Derivatives	U.S. $	2,541	U.S. $	3,048
Coffee		570		633
Coal		1,098		1,282
Nickel		290		486
Gold and emeralds(3)		469		470
Nontraditional(4)		4,546		5,596

Total Exports		9,515		11,515
Imports (FOB)
Consumer Goods		1,761		1,964
Intermediate Goods		4,360		5,346
Capital Goods		3,311		3,608

Total Imports (FOB)		9,432		10,918
Special Trade Operations (Net)(5)		389		144
Trade Balance		472		741
Services (Net)(6)
Inflow		1,349		1,489
Outflow		2,406		2,746

		(1,058)		(1,257)
Income (Net)(7)
Inflow		415		426
Outflow		3,048		3,597

		(2,632)		(3,171)
Transfers (Net)		2,449		2,670

Total Current Account		(769)		(1,017)
Capital Account
Foreign Direct Investment (Net)(8)		1,348		2,022
Portfolio Investment (Net)(9)		(1,416)		(1,016)
Loans (Net)(10)		(47)		101
Commercial Credits (Net)		488		707
Leasing (Net)(10)		(332)		(146)
Other (Net)(10)		635		351
Other Long Term Financing		(26)		(50)
Special Capital Flows (Net)(11)		0		0

Total Capital Account		651		1,970
Errors and Omissions		(22)		351

Change in Gross International Reserves	U.S. $	(140)	U.S. $	1,304

Totals may differ due to rounding.

1:	Figures for all periods calculated according to the recommendations contained in the 5th edition of the IMF’s Balance of Payments Manual.

2:	Preliminary.

3:	Includes gold exports made by private agents (including an estimate of contraband gold transactions).

4:	Nontraditional exports consist of products other than: oil and its derivatives, coffee, coal, nickel, gold and emeralds.

5:	Principally goods acquired by ships in ports and foreign trade in free trade zones.

6:	Includes non-financial services, such as transportation, travel, telecommunications, postal, construction, insurance, information, personal and government services, as well as commissions paid by the public and private sector on financial services relating to managing external debt.

7:	Includes financial services and inflows and outflows related to payments for and costs of labor and capital. Financial service outflows include interest payments on private and public external debt and securities, dividend remittances abroad, salaries received by Colombian citizens abroad and interest earnings on assets held by Colombian residents abroad.

8:	Foreign direct investment in Colombia less Colombian direct investment abroad (outflows). Includes long-term and short-term foreign direct investment.

9:	Portfolio investment in Colombia less Colombian portfolio investment abroad (outflows). Includes long-term and short-term portfolio investment flows.

10:	Includes long-term and short-term flows.

11:	As calculated with the new balance of payments methodology, these amounts are not substantial enough to be material. Excludes portfolio investment flows.

Source: Banco de la República — Economic Studies.

Foreign Investment

Net foreign direct investment increased by 50.0%, from U.S. $1,348 million in the first nine months of 2003 to U.S. $2,022 million in the same period of 2004. Net portfolio investment outflows decreased from U.S. $1,416 million in the first nine months of 2003 to U.S. $1,016 million in the same period of 2004.

Monetary System

Financial Sector

Colombia’s financial sector had a total gross loan portfolio of Ps. 58.8 trillion at November 30, 2004, as compared to Ps. 53.2 trillion at December 31, 2003. Past-due loans amounted to Ps. 2.4 trillion at November 30, 2004, as compared to Ps. 3.6 trillion at December 31, 2003. As a percentage of total loans, past-due loans fell from 8.9% at December 31, 2003 to 5.9% at November 30, 2004. Provisions covering past-due loans increased from 98.5% at December 31, 2003 to 126.2% at November 30, 2004.

The following table shows the results of the financial sector as of, and for the eleven-month period ended, November 30, 2004.

Selected Financial Sector Indicators

(in millions of pesos as of, and for the eleven month period ended, November 30, 2004)

	Assets		Liabilities		Net Worth		Earnings/ (Losses)
Private Sector Institutions	Ps.	94,638,211	Ps.	82,715,239	Ps	.11,922,973	Ps.	2,155,250
Cooperatives		56,857		51,023		5,834		(449)
State-Owned Institutions(1)		38,468,310		32,531,932		5,936,378		893,468

Total	Ps.	133,163,379	Ps.	115,298,194	Ps.	17,865,185	Ps.	3,048,270

Totals may differ due to rounding.

1:	Includes Special Financing Institutions but not Banco de la República.

Source: Superintendency of Banks.

Interest Rates and Inflation

The short-term composite reference rate (depósitos a término fijo, or “DTF”) averaged 7.7 % in January 2005, as compared to 8.0% in January 2004.

Consumer inflation (as measured by the change in the consumer price index, or “CPI”) for the twelve months ended January 31, 2005 was 5.4%, as compared to 6.2% for the twelve months ended January 31, 2004.

Producer price inflation (as measured by the change in the producer price index, or “PPI”) for the twelve months ended January 31, 2005 was 4.4%, as compared to 5.3% for the twelve months ended January 31, 2004.

The following table sets forth changes in the consumer price index (CPI), the producer price index (PPI) and average 90-day deposit rates (DTF) during the last seven months of 2003, the full year 2004 and January 2005.

Inflation and Interest Rates June 2003 – January 2005

	Consumer Price Index (CPI)(1)	Producer Price Index (PPI)(1)	Short- term reference rate (DTF)(2)
2003
June	7.2	11.0	7.8
July	7.0	10.2	7.8
August	7.3	9.0	7.8
September	7.1	6.9	7.8
October	6.6	5.3	7.8
November	6.1	5.9	7.9
December	6.5	5.7	8.0
2004
January	6.2	5.3	8.0
February	6.3	5.0	7.9
March	6.2	4.6	7.8
April	5.5	4.1	7.8
May	5.4	5.3	7.8
June	6.1	5.9	7.9
July	6.2	5.2	7.8
August	5.9	5.2	7.8
September	6.0	5.5	7.7
October	5.9	6.0	7.7
November	5.8	6.0	7.7
December	5.5	5.0	7.7
2005
January	5.4	4.4	7.7

1:	Percentage change over the previous twelve months at the end of each month indicated.

2:	Average for each month of the short-term composite reference rate (depósitos a término fijo), as calculated by the Superintendency of Banks.

Sources: DANE and Banco de la República.

Foreign Exchange Rates and International Reserves

Exchange Rates. On February 16, 2005, the Representative Market Rate published by the Superintendency of Banks for the payment of obligations denominated in U.S. dollars was Ps. 2,330.62 = U.S. $1.00, as compared to Ps. 2,389.75 = U.S. $1.00 at December 31, 2004 and Ps. 2,778.21 = U.S. $1.00 at December 31, 2003.

International Reserves. Net international reserves increased from U.S. $10,915.6 million at December 31, 2003 to U.S. $13,535.8 million at December 31, 2004. Net international reserves totalled U.S. $13,739.2 at January 31, 2005. Banco de la República recently announced that it purchased U.S. $2.9 billion in 2004 in its campaign against the appreciation of the peso.

Public Sector Finances

General

Colombia’s consolidated fiscal surplus totaled 0.9% of GDP in the first nine months of 2004. For the year ended December 31, 2004, Colombia’s consolidated fiscal deficit is estimated to have totaled approximately 2.3% of GDP, as compared to 2.7% of GDP in 2003. The Government continues to pursue the objective of reducing the overall public debt to 44% of GDP by 2010. No assurance can be given that this goal will be achieved. According to revised figures released in June 2004 by the National Fiscal Policy Council (CONFIS) and the Ministry of Finance, the principal public sector finance statistics for 2004 and 2005 (as contained in the proposed 2005 budget) are as follows:

Principal Public Sector Finances Statistics(1)

(% of GDP)

	Budget 2004	Actual Jan.- Sept. 2004(1)(2)	Proposed Budget 2005(3)
Nonfinancial Public Sector Balance	(2.6)%	0.6%	(2.4)%
Central Government	(5.7)	(2.8)	(6.1)
Other Public Sector Entities	3.1	3.5	3.7
Statistical Discrepancies	0.0	(0.1)	0.0
Central Bank Balance	0.4	0.4	0.1
Fogafín Balance	0.2	0.2	0.1
Financial Sector Restructuring Costs	(0.4)	(0.3)	(0.4)
Consolidated Public Sector Balance	(2.3)	0.9	(2.5)

Totals may differ due to rounding.

1:	Figures calculated by CONFIS as of January 12, 2005.

2:	Preliminary.

3:	Budget figures as proposed to Congress in June 2004.

The following table shows the principal budget assumptions for 2005 and 2006 revised as of January 14, 2005.

Principal 2005 and 2006 Budget Assumptions Revised as of January 14, 2005(1)

	2005 Budget Assumptions		2006 Budget Assumptions
Gross Domestic Product
Nominal GDP (billion pesos)	Ps.	271,061	Ps.	295,449
Real GDP Growth		4.0%		4.0%
Inflation
Domestic Inflation (producer price index)(2)		5.0%		4.5%
Domestic Inflation (consumer price index)		5.0%		4.5%
World Inflation(3)		2.3%		2.6%
Real Devaluation (average)		(7.10)%		6.09%
Interest Rates
Prime (United States)		6.7%		8.4%
LIBOR (six month)		3.8%		5.4%
Export Prices
Coffee (ex-dock) ($/lb.)		0.83		0.81
Oil ($/barrel) (Cuisana)		36.28		35.10
Coal ($/ton)		36.48		27.91
Ferronickel ($/lb.)		1.88		1.27
Gold ($/Troy oz.)		410.0		432.5

1:	Figures correspond to statistics not yet released by the Ministry of Finance and Public Credit.

2:	End of period. Calculated using a projected change in the producer price index.

3:	Weighted average inflation for Colombia’s trading partners, expressed in U.S. dollars.

Source: Ministry of Finance.

The figures set forth above represent Colombia’s forecast with respect to the Colombian economy during 2005 and 2006. While the Government believes that these assumptions and targets were reasonable when made, some are beyond the control or significant influence of the Government, and actual outcomes will depend on future events. Accordingly, no assurance can be given that economic results will not differ materially from the figures set forth above.

Proposed Reforms

Pension Reform. As of October 27, 2004, the net present value of the Central Government’s pension liability, not including the transition cost, is approximately 170.5% of GDP and the expected annual expenditure by the Central Government for pension liabilities is estimated at 3.5% of GDP for 2004 and 4.4% of GDP for 2005. A pension reform bill, which seeks to modify the current pension structure in order to preserve and increase the Social Security System reserves, was presented to Congress in 2004. The pension reform bill is required to pass eight successful congressional votes (four successful congressional votes in two consecutive congressional terms) to become law. It has survived four congressional votes to date, with the following four votes scheduled to take place between March 16 and June 20, 2005. Colombia is unable to predict the outcome of the four remaining votes.

Budgetary Organic Law Reform. This proposed law seeks to reform the budget system to ensure that each budget sets forth clear criteria as to revenues, expenditures (including public expenditure priorities) and financing. There are three debates pending in Congress scheduled to take place between March 16 and June 20, 2005.

No assurance can be given that these reforms will be adopted or that they will be adopted in the form proposed by the Government.

IMF Program for 2003-2004

The two-year SDR 1.5 billion (approximately U.S. $2.3 billion) Stand-By Arrangement that was approved in January 2003 was extended until April 14, 2005. The Republic is currently negotiating a new Stand-By Arrangement with the IMF that would take effect at the expiration of the current arrangement. The amount of the proposed new program has not yet been determined.

Public Sector Debt

Public Sector Internal Debt

Total direct internal funded debt of the Central Government (with an original maturity of one year or more) is estimated at Ps. 76.7 trillion (U.S. $29.7 billion) at October 29, 2004, as compared to Ps. 69.6 trillion (U.S. $25.0 billion) at December 31, 2003. The following table shows the direct internal funded debt of the Central Government at October 29, 2004 by type:

Central Government: Internal Public Funded Debt – Direct Funded Debt(1)

	At October 29, 2004
	(in millions of pesos)
Treasury Bonds	Ps.	57,501,254
Pension Bonds		6,350,261
Fogafín Bonds		3,488,572
Law 546 Bonds(2)		2,293,801
TRD		2,618,431
Peace Bonds		1,291,851
Constant Value Bonds		1,679,300
Banco Agrario		961,170
Others(3)		488,608
Security Bonds		7,364

Total	Ps.	76,680,112

Total may differ due to rounding.

1:	Debt with an original maturity of one year or more.

2:	Includes Law 546 and debt reduction bonds.

3:	Includes other assumed debt.

Source: Debt Registry Office - General Directorate of Public Credit - Ministry of Finance.

Public Sector External Debt

The following tables show the total external funded debt of the public sector (with an original maturity of one year or more) by type and by creditor at September 30, 2004.

Public Sector External Funded Debt by Type(1)

	At September 30, 2004
	(in millions of U.S. dollars)
Central Government	U.S. $	21,251
Public Entities(2)
Guaranteed		2,240
Non-Guaranteed		882

Total External Funded Debt	U.S. $	24,373

Total may differ due to rounding.

1:	Preliminary figures. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at September 30, 2004.

2:	Includes Banco de la República, public agencies and entities, departments and municipal governments and state-owned financial entities. Excludes debt with resident financial institutions.

Source: Debt Registry Office – Ministry of Finance.

Public Sector External Funded Debt by Creditor(1)

	At September 30, 2004
	(in millions of U.S. dollars)
Multilaterals	U.S. $	9,542
IDB		4,760
World Bank		3,150
Others		1,632
Commercial Banks		2,330
Export Credit Institutions		545
Bonds		11,576
Foreign Governments		258
Suppliers		121

Total	U.S. $	24,373

Total may differ due to rounding.

1:	Preliminary figures. Debt with an original maturity of one year or more. Debt in currencies other than U.S. dollars has been converted into U.S. dollars using exchange rates at September 30, 2004. Excludes debt with resident financial institutions.

Source: Debt Registry Office – Ministry of Finance.

Since September 30, 2004, the Republic has incurred the following additional external funded indebtedness:

•	On November 17, 2004, the Republic of Colombia issued the equivalent of U.S. $375 million Global TES bonds denominated in Colombian pesos due March 1, 2010 (the “2010 Global TES Bonds”).

•	On January 13, 2005, the Republic of Colombia reopened its 2010 Global TES Bonds, issuing the equivalent of U.S. $124,998,273 in principal amount thereof denominated in Colombian pesos (COP $293,747,000).

DESCRIPTION OF THE BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the prospectus and may provide information that differs from the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement.

Colombia will issue the bonds under the fiscal agency agreement, dated as of September 28, 1994, as amended as of January 21, 2004, between Colombia and JP Morgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as fiscal agent. The information contained in this section and in the prospectus summarizes some of the terms of the bonds and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the bonds. Therefore, you should read the fiscal agency agreement and the form of the bonds in making your investment decision. Colombia has filed or will file copies of these documents with the Securities and Exchange Commission and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Bonds

The bonds initially offered on the date of this prospectus supplement will:

•	be issued on February 24, 2005, in an aggregate principal amount of Ps. 757,430,000,000;

•	mature at par on October 22, 2015;

•	be issued in denominations of Ps. 5,000,000 and integral multiples of Ps. 1,000,000 in excess thereof;

•	bear interest at 12.000% per year, accruing from February 24, 2005;

•	pay interest annually on October 22 of each year, commencing on October 22, 2005. Interest will be computed on the basis of the actual numbers of days during the period in respect of which interest is being paid, not to exceed 365, divided by 365;

•	pay all amounts due in respect of principal or interest in U.S. dollars, as calculated by the calculation agent by translating the Colombian peso amount into U.S. dollars at the Average Representative Market Rate on the applicable Rate Calculation Date;

•	pay interest to persons in whose names the bonds are registered at the close of business on the October 7 preceding each payment date;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Colombia backed by the full faith and credit of Colombia;

•	be equal in right of payment with all of Colombia’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of a nominee of, and deposited with JP Morgan Chase Bank, N.A., as common depositary for Euroclear Bank S.A./N.V., as operator of the Euroclear System plc (“Euroclear”), and Clearstream Banking, société anonyme (“Clearstream, Luxembourg”);

•	be available in definitive, certificated form only under certain limited circumstances;

•	not be redeemable before maturity and not be entitled to the benefit of any sinking fund.

For purposes of all payments of interest, principal or other amounts contemplated herein:

•	“Average Representative Market Rate” means, for any Rate Calculation Date, the average of the Representative Market Rates for each business day in the twenty business day period ending on that Rate Calculation Date.

•	“Business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in The City of New York; provided, however, that solely for the purposes of determining the Average Representative Market Rate, “business day” means a day, other than a Saturday or Sunday, on which commercial banks and foreign exchange markets are open, or not authorized to close, in Bogotá D.C., Colombia.

•	“Rate Calculation Date” means the third business day preceding each interest or principal payment date.

•	“Representative Market Rate” means the weighted average of the buy and sell foreign exchange rates for transactions completed on the previous business day by certain commercial banks and financial corporations in Bogotá, Cali, Barranquilla and Medellín, as calculated and published by the Superintendencia Bancaria (Superintendency of Banks) of Colombia, and which is available on Bloomberg by typing “TRM<INDEX>HP<GO>.” If such exchange rate is not reported by the Superintendency of Banks for any business day, then the Representative Market Rate shall be determined by the calculation agent by polling Citibank - Colombia, Banco Bilbao Vizcaya Argentaria S.A., Bancolombia S.A., ABN Amro Bank Colombia and Banco Santander Colombia S.A. located in Bogotá D.C., Colombia (collectively, the “Reference Banks”) at 1:00 P.M. Bogotá time, for the exchange rate for the professional market, by taking the arithmetic mean of the polled exchange rates (such mean, the “Alternative Rate”). In the event that any of the Reference Banks cease to operate in Colombia, they shall be replaced by the Republic, for the purpose of determining the Alternative Rate, with subsidiaries or branches of other foreign banks having similar characteristics.

Payment of Principal and Interest

Colombia will make payments of principal of and interest on the bonds represented by global securities by wire transfer of U.S. dollars to the common depositary or to its nominee as the registered holder of the bonds, which will receive the funds for distribution to the owners of beneficial interests in the bonds. Colombia has been informed by the common depositary that the owners will be paid in accordance with the procedures of the common depositary and its participants. Neither Colombia nor the paying agent shall have any responsibility or liability for any of the records of, or payments made by, the common depositary or its nominee.

If the bonds are issued in definitive, certificated form, Colombia will make its interest and principal payments to you, if you are the person in whose name the certificated bonds are registered, by wire transfer if:

•	you own at least Ps. 2.5 billion aggregate principal amount of the bonds; and

•	not less than 15 days before the payment date, you notify the fiscal agent or any paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

OR

•	Colombia is making such payments at maturity; and

•	you surrender the certificated bonds at the corporate trust office of the fiscal agent or at the offices of one of the other paying agents that Colombia appoints pursuant to the fiscal agency agreement.

If Colombia does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check on or before the due date for the payment. The check will be mailed to you at your address as it appears on the security register maintained by the fiscal agent on the applicable record date. If you hold your bonds through the common depositary, the check will be mailed to the common depositary, as the registered owner.

If any date for an interest or principal payment is a day on which the law (or an executive order) at the place of payment permits or requires banking institutions to close, Colombia will make the payment on the next following banking day at such place. Colombia will treat those payments as if they were made on the due date, and no interest on the bonds will accrue as a result of the delay in payment.

Paying Agents, Calculation Agent and Transfer Agents

Until the bonds are paid, Colombia will maintain a paying agent and a calculation agent in The City of New York or The City of London. Colombia has initially appointed JP Morgan Chase Bank, N.A., London Branch, to serve as its paying agent and calculation agent. In addition, Colombia will maintain a paying agent and a transfer agent in Luxembourg where bonds can be presented for transfer or exchange for so long as any of the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require. Colombia has initially appointed J.P. Morgan Bank Luxembourg S.A. to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents and transfer agents at the addresses listed on the inside back cover of this prospectus supplement.

Notices

Colombia will mail any notices to the holders of the bonds at the addresses appearing in the security register maintained by the fiscal agent. Colombia will consider a notice to be given at the time it is mailed. So long as the bonds are listed on the Luxembourg Stock Exchange and the rules of the exchange so require, Colombia will also publish notices to the holders in a leading newspaper having general circulation in Luxembourg. Colombia expects that it will initially make such publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, Colombia will give notices in another way consistent with the rules of the Luxembourg Stock Exchange.

Registration and Book-Entry System

Colombia will issue the bonds in the form of one or more fully registered global securities, registered in the name of a nominee of, and deposited with, a common depositary for Euroclear and Clearstream, Luxembourg. Upon receipt of the global securities, the common depositary will credit the respective principal amounts of the bonds represented by the global securities to the accounts of Euroclear and Clearstream, Luxembourg. Financial institutions, acting as direct and indirect participants in those clearing systems, will hold your beneficial interests in a global security. These financial institutions will record the ownership and transfer of your beneficial interests through book-entry accounts, eliminating the need for physical movement of bonds.

You may hold your beneficial interest in a global security directly through Euroclear or Clearstream, Luxembourg, if you are a participant in one of those clearing systems, or indirectly through organizations that are participants in those systems. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations that have accounts with Euroclear and Clearstream, Luxembourg. Indirect participants are securities brokers and dealers, banks and trust companies that do not have an account with Euroclear or Clearstream, Luxembourg, but that clear through or maintain a custodial relationship with a direct participant. Thus, indirect participants have access to the Euroclear or Clearstream, Luxembourg system through direct participants.

As an owner of a beneficial interest in the global securities, you will generally not be considered the holder of any bonds under the fiscal agency agreement.

The laws of some jurisdictions require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global security may be limited.

Certificated Bonds

Colombia will issue bonds in certificated form in exchange for a global security only if:

•	Euroclear or Clearstream, Luxembourg is closed for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention to cease business permanently; or

•	Colombia determines (consistent with the rules of the Luxembourg Stock Exchange) not to have any of the bonds represented by a global security.

We describe the certificated bonds, and the procedures for transfer, exchange and replacement of certificated bonds, in the prospectus.

TAXATION

The following discussion supplements the disclosure provided under the heading “Taxation – United States Federal Taxation” in the prospectus. This discussion summarizes certain U.S. federal income tax considerations that may be relevant to you if you invest in bonds in connection with their original offering and are a U.S. holder. You will be a U.S. holder if you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation, or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the bonds. This summary deals only with U.S. holders that hold bonds as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold bonds as a hedge against interest rate or currency risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

This summary is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this summary.

You should consult your tax adviser about the tax consequences of holding bonds, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

Payments or Accruals of Interest

Payments or accruals of interest on a bond will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts (in accordance with your regular method of tax accounting). If you use the cash method of tax accounting, the amount of interest income you will realize will be the U.S. dollar amount that you receive in respect of such payments. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on the average exchange rate in effect during the interest accrual period (or with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within the taxable year). Alternatively, as an accrual-basis U.S. holder, you may elect to translate all interest income on foreign currency-denominated bonds at the spot rate on the last day of the accrual period (or the last day of the taxable year, in the case of an accrual period that spans more than one taxable year) or on the date that you receive the interest payment if that date is within five business days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. You cannot change the election without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of an interest payment in dollars if the amount received differs from the amount previously accrued in respect of that interest payment. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the bond.

Purchase, Sale and Retirement of Bonds

Your tax basis in a bond generally will equal the U.S. dollar cost of the bond to you. When you sell or exchange a bond, or if a bond that you hold is retired, you generally will recognize gain or loss equal to the difference between the amount you realize on the transaction (less any accrued interest, which will be subject to tax in the manner described above under “— Payments or Accruals of Interest”) and your tax basis in the bond. If you sell or exchange a bond for pesos, the amount you will realize for U.S. tax purposes generally will be the dollar value of the pesos that you receive calculated at the exchange rate in effect on the date the bond is disposed of or retired. If you dispose of a bond that is traded on an established securities market and you are a cash-basis U.S. holder (or if you are an accrual-basis holder that makes a special election), you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

The special election available to you if you are an accrual-basis taxpayer in respect of the purchase and sale of foreign currency bonds traded on an established securities market, which is discussed in the preceding paragraph, must be applied consistently to all debt instruments that you hold at the beginning of the first taxable year to which the election applies and to all debt instruments that you subsequently acquire. This election cannot be changed without the consent of the Internal Revenue Service.

Except as discussed below with respect to foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a bond generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a bond will be long-term capital gain or loss if you have held the bond for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally will be subject to tax at a lower rate than net short-term capital gain or ordinary income. The ability of U.S. holders to offset capital losses against ordinary income is limited.

Notwithstanding the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a bond generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the bond. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the bond.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated as of February 16, 2005, Colombia has agreed to sell to ABN AMRO Incorporated, ABN AMRO Bank N.V., Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and each underwriter has severally agreed to purchase the principal amount of the bonds indicated in the following table:

Underwriter	Principal Amount
ABN AMRO Incorporated.	Ps	.247,887,000,000
ABN AMRO Bank N.V	Ps	. 96,400,000,000
Citigroup Global Markets Inc.	Ps.	344,287,000,000
J.P. Morgan Securities Inc.	Ps.	68,856,000,000

Total	Ps.	757,430,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased.

Colombia expects that delivery of the bonds will be made against payment for the bonds on or about February 24, 2005, which is the 5th business day following the date of this prospectus supplement (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the SEC under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The underwriters propose to offer the bonds initially at the public offering price on the cover page of this prospectus supplement and to securities dealers at that price less a selling concession of 0.33% of the principal amount of the bonds. The underwriters and any such securities dealers may allow a discount of 0.15% of the principal amount of the bonds on sales to other broker/dealers. After the initial public offering of the bonds, the underwriters may change the public offering price and concession and discount to broker/dealers.

The bonds are a new issuance of securities with no established trading market. Although application has been made to list the bonds on the Luxembourg Stock Exchange, the listing does not assure that a trading market for the bonds will develop. The underwriters intend to make a secondary market for the bonds. However, they are not obligated to do so and may discontinue making a secondary market for the bonds at any time without notice. No assurance can be given as to how liquid the trading market for the bonds will be.

The underwriters and their affiliates may have engaged and may in the future continue to engage in transactions with and perform services for Colombia in addition to the underwriting of this offering. These transactions and services are carried out in the ordinary course of business.

The bonds are being offered for sale in jurisdictions in the United States and outside the United States where it is legal to make such offers. The underwriters have agreed that they will not offer or sell the bonds, or distribute or publish any document or information relating to the bonds, in any jurisdiction without complying with the applicable laws and regulations of that jurisdiction. If you receive this prospectus supplement and the prospectus, then you must comply with the applicable laws and regulations of the jurisdiction where you (a) purchase, offer, sell or deliver the bonds or (b) possess, distribute or publish any offering material relating to the bonds. Your compliance with these laws and regulations will be at your own expense.

The underwriters have specifically agreed to act as follows in each of the following places:

•

Italy: The offering of the bonds has not been registered pursuant to Italian securities legislation and, accordingly, the underwriters have represented and agreed that they have not offered or sold, and will not offer or sell, any bonds in Italy and that they have not and will not distribute copies of the prospectus or this prospectus supplement or any other document relating to the bonds in Italy.

Any investor purchasing the bonds in the offer is solely responsible for ensuring that any offer or resale of the bonds it has purchased occurs in compliance with applicable Italian laws and regulations.

The prospectus and this prospectus supplement and the information contained therein and herein is intended only for the use of its recipient and is not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

The bonds may not be placed, sold or offered to individuals resident in Italy in the primary or in the secondary market.

•	United Kingdom: The underwriters have represented and agreed that they have complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 of Great Britain with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

The terms relating to non-U.S. offerings that appear under “Plan of Distribution” in the prospectus do not apply to the offer and sale of the bonds under this prospectus supplement.

Colombia has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

GENERAL INFORMATION

Authorization

The creation and issue of the bonds have been authorized pursuant to: Law 533 of November 11, 1999, the surviving portions of Law 185 of January 27, 1995, the relevant portions of Law 80 of 1993, Law 781 of December 20, 2002, Decree 2681 of 1993, Act of the meeting held on January 19, 2005 by the Interparliamentary Commission of Public Credit, External Resolution No. 7 dated November 14, 2003 of the Board of Governors of the Central Bank of Colombia, External Resolution No. 8 dated November 19, 2004 of the Board of Governors of the Central Bank of Colombia, Resolution No. 283 of February 11, 2005 of the Ministry of Finance and Public Credit, CONPES 3262 MINHACIENDA, DNP: SC, dated January 9, 2004 and CONPES 3317 MINHACIENDA, DNP: SC, dated November 29, 2004.

We will provide for inspection copies of our registration statement, the fiscal agency agreement and the underwriting agreement at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday for so long as the bonds are listed on the Luxembourg Stock Exchange. In addition, for so long as the bonds are outstanding or listed on the Luxembourg Stock Exchange, we will make available copies of Colombia’s annual reports for each year in English (as and when available) at the offices of the Luxembourg paying agent and transfer agent during normal business hours on any weekday. We will also make available, free of charge, this prospectus supplement and the prospectus and copies of the documents incorporated by reference in this prospectus supplement or the prospectus at the offices of the Luxembourg paying agent and transfer agent.

Colombia has obtained, or will obtain before the issue date, all other consents and authorizations that are necessary under Colombian law for (1) the issuance of the bonds and (2) Colombia’s performance of its obligations under the bonds and the fiscal agency agreement.

Litigation

Colombia is not involved in any litigation or arbitration proceedings relating to claims or amounts that are material in the context of the issue of the bonds. Colombia is not aware of any such litigation or arbitration proceedings that are pending or threatened.

Clearing

Euroclear and Clearstream, Luxembourg have accepted the bonds for clearance through their clearance systems. The securities codes are:

ISIN	Common Code
XS0213272122	021327212

Validity of the Bonds

The validity of the bonds will be passed upon for Colombia by the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic of Colombia and by Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, United States counsel to Colombia.

The validity of the bonds will be passed upon for the underwriters by Sullivan & Cromwell LLP, 125 Broad Street, New York, NY 10004, United States counsel to the underwriters, and by Brigard & Urrutia, Calle 70 No. 4-60, Bogotá D.C., Colombia, Colombian counsel to the underwriters.

As to all matters of Colombian law, Arnold & Porter LLP may assume the correctness of the opinion of the Head of the Legal Affairs Group of the General Directorate of Public Credit, and Sullivan & Cromwell LLP may assume the correctness of that opinion and the opinion of Brigard & Urrutia.

As to all matters of United States law, the Head of the Legal Affairs Group of the General Directorate of Public Credit may assume the correctness of the opinion of Arnold & Porter LLP, and Brigard & Urrutia may assume the correctness of the opinion of Sullivan & Cromwell LLP. All statements with respect to matters of

Colombian law in this prospectus supplement and the accompanying prospectus have been passed upon by the Head of the Legal Affairs Group of the General Directorate of Public Credit and Brigard & Urrutia and are made upon their authority.

Authorized Representative

The authorized representative of Colombia in the United States of America is Jaime Buenahora Febres-Cordero, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017.

PROSPECTUS

Republic of Colombia

Debt Securities

Warrants

Colombia may from time to time offer debt securities or warrants in amounts, at prices and on terms to be determined at the time of sale and to be set forth in supplements to this prospectus. Colombia may sell securities having an aggregate initial offering price of up to $4,170,857,350 in the United States.

The securities will be general, direct, unconditional, unsecured and unsubordinated external indebtedness of Colombia. The securities will rank equally in right of payment with all other unsecured and unsubordinated external indebtedness of Colombia and will be backed by the full faith and credit of Colombia.

Colombia may sell the securities directly, through agents designated from time to time or through underwriters.

Neither the Securities and Exchange Commission nor any state securities commission or any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement. You should read this prospectus and the supplements carefully. You should not assume that the information in this prospectus or any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is October 1, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that Colombia filed with the SEC under a “shelf” registration process. Under this shelf process Colombia may sell, from time to time, any of the debt securities or warrants described in this prospectus in one or more offerings up to a total U.S. dollar equivalent amount of $4,170,857,350. This prospectus provides you with a general description of the debt securities and warrants Colombia may offer under this shelf process. Each time Colombia sells securities under this shelf process, it will provide a prospectus supplement that will contain updated information about Colombia, if necessary, and specific information about the terms of that offering.

Any information contained in this prospectus may be updated or changed in a prospectus supplement, in which case the more recent information will apply. You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement.

FORWARD-LOOKING STATEMENTS

The following documents relating to Colombia’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement.

Statements that are not historical facts including statements about Colombia’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Colombia undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Colombia cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Colombia’s trading partners. High international interest rates could increase Colombia’s current account deficit and budgetary expenditures. Low oil prices could decrease the Government’s revenues and could also negatively affect the current account deficit. Recession or low growth in Colombia’s trading partners could lead to fewer exports from Colombia and therefore, lower growth in Colombia.

•	Adverse domestic factors, such as declines in foreign direct and portfolio investment, domestic inflation, high domestic interest rates, exchange rate volatility, political uncertainty and continuing insurgency in certain regions. Each of these could lead to lower growth in Colombia and lower international reserves.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, Colombia will use the net proceeds from the sale of the securities for general budgetary purposes.

DESCRIPTIONS OF THE SECURITIES

This prospectus provides you with a general description of the securities that Colombia may offer. Each time Colombia sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement.

Debt Securities

Colombia will issue the debt securities under a fiscal agency agreement between Colombia and a bank or trust company, as fiscal agent. Whenever Colombia issues a series of debt securities it will attach the fiscal agency agreement that the securities are issued under as an exhibit to the registration statement of which this prospectus forms a part. The name of the fiscal agent will be set forth in the applicable prospectus supplement.

The following description is a summary of the material provisions of the debt securities and the fiscal agency agreement. Given that it is only a summary, the description may not contain all of the information that is important to you as a potential investor in these debt securities. Therefore, you should read the fiscal agency agreement and the form of the debt securities in making your decision on whether to invest in the debt securities. Colombia has filed a copy of these documents with the SEC and will also file copies of these documents at the at the office of the fiscal agent.

General Terms

The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date or dates;

•	if the debt securities bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Colombia to redeem the debt securities at its option;

•	any provisions that entitle you to early repayment at your option;

•	the currency or currencies that you may use to purchase the debt securities and that Colombia may use to pay principal, any premium and interest;

•	the form of debt security-global or certificated and registered or bearer;

•	the authorized denominations;

•	any index Colombia will use to determine the amount of principal, any premium and interest payment; and

•	any other terms of the debt securities that do not conflict with the provisions of the fiscal agency agreement.

Colombia may issue debt securities in exchange for other debt securities or which are convertible into new debt securities. The specific terms of the exchange or conversion of any debt security and the debt security to which it will be exchangeable or converted will be described in the prospectus supplement relating to the exchangeable or convertible debt security.

Colombia may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Colombia will describe the United States federal income tax consequences and any other relevant considerations in the applicable prospectus supplement for any issuance of debt securities.

Nature of Obligation

The debt securities will be general, direct unconditional, unsecured and unsubordinated external indebtedness of Colombia. The debt securities will rank equally in right of payment among themselves and with all other unsecured and unsubordinated external indebtedness of Colombia. Colombia has pledged its full faith and credit for the payment when due of all amounts on the debt securities.

Form and Denomination

Unless otherwise provided in the prospectus supplement for an offering, Colombia will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and in denominations of $1,000 and integral multiples of $1,000.

Payment of Principal and Interest

Colombia will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

Colombia will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Colombia will make payments of interest by check mailed to the registered holders of the debt securities at their registered addresses.

Any money that Colombia pays to the fiscal agent for payment on any debt security that remains unclaimed for two years will be returned to Colombia. Afterwards, the holder of such debt security may look only to Colombia for payment. Claims against Colombia for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

Additional Amounts

Colombia will make all principal and interest payments on the debt securities without deducting or withholding any present or future Colombian taxes, unless the deduction or withholding is required by law. In the event that Colombia is required to make any such deductions, it will pay the holders the additional amounts required to ensure that they receive the same amount as they would have received without this withholding or deduction.

Colombia will not, however, pay any additional amounts in connection with any tax assessment or other governmental charge that is imposed due to any of the following:

•	the holder or beneficial owner has some connection with Colombia other than merely holding the debt security or receiving principal and interest payments on the debt security;

•	the holder or beneficial owner fails to comply with any certification identification or other reporting requirement concerning the nationality, residence, identity or connection with Colombia of the holder or beneficial owner, if compliance is required by Colombia as a precondition to exemption from the deduction; or

•	the holder does not present (where presentment is required) its debt security within 30 days after Colombia makes a payment of principal or interest available.

Redemption and Repurchase

Unless otherwise provided in the prospectus supplement for an offering, the debt securities will not be redeemable prior to maturity at the option of Colombia or repayable before maturity at the option of the holders. Nevertheless, Colombia may at anytime purchase the debt securities and hold or resell them or surrender them to the fiscal agent for cancellation.

Negative Pledge

Colombia has agreed that as long as any of the debt securities remain outstanding, it will not create or permit to exist any lien (i.e., lien, pledge,

mortgage, security interest, deed of trust or charge) on its present or future revenues, properties or assets to secure its public external indebtedness, unless the debt securities are secured equally and ratably. As used in this prospectus, “public external indebtedness” means:

•	all actual and contingent obligations of Colombia for borrowed money or for the repayment of which Colombia is responsible that are payable, or at the option of the holder may be payable, in any currency other than Colombian currency; and

•	that are in the form of bonds debentures, notes or other securities that are or were intended by Colombia to be quoted, listed or traded on any securities exchange, automated trading system over-the-counter or other securities market, including securities eligible for resale pursuant to Rule 144A under the Securities Act of 1933.

However, up to $14.768 billion of securities issued by Colombia in exchange for debt of Colombia and Colombian public sector entities will not be considered public external indebtedness.

Nevertheless, Colombia may create or permit to exist:

•	liens on any asset or property, and related revenues, to secure indebtedness borrowed for the purpose of financing the acquisition, development or construction of that asset or property;

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing;

•	liens on any asset or property, and related revenues, existing at the time of the acquisition of that asset or property; and

•	any renewal or extension of the above liens that is limited to the same asset or property, and related revenues, and that secures a renewal or extension of the original secured financing.

Default and Acceleration of Maturity

Each of the following is an event of default under a series of debt securities:

1.	Non-Payment: Colombia fails to pay any principal, premium, if any, or interest on any debt security of that series within 30 days of when the payment was due; or

2.	Breach of Other Obligations: Colombia fails to perform any other material obligation contained in the debt securities of that series or the fiscal agency agreement and that failure continues for 45 days after any holder of the debt securities of that series gives written notice to Colombia to remedy the failure and gives a copy of that notice to the fiscal agent; or

3.	Cross Default on Direct Obligations: Colombia fails to pay when due any public external indebtedness (other than public external indebtedness constituting guaranties by Colombia) with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues beyond any applicable grace period; or

4.	Cross Default on Guaranties: Colombia fails to pay when due any public external indebtedness constituting guaranties by Colombia with an aggregate principal amount greater than $20,000,000 or the equivalent, and that failure continues until the earlier of (a) the expiration of the applicable grace period or 30 days whichever is longer, or (b) the acceleration of the public external indebtedness by any holder; or

5.	Denial of Obligations: Colombia denies its obligations under the debt securities of that series; or

6.	Moratorium: Colombia declares a general suspension of payments or a moratorium on the payment of debt which does not expressly exclude the debt securities of that series; or

7.	IMF Membership: Colombia ceases to be a member of the IMF or ceases to be eligible to use the general resources of the IMF.

If any of the events of default described in paragraphs 1, 2, 5 or 6 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of the affected series may declare all the debt securities of that series to be due and payable immediately. If any of the events of default described in paragraphs 3, 4 or 7 above occurs and is continuing, the holders of at least 25% of the aggregate principal amount of the outstanding debt securities of any series may declare all the debt securities of that series to be due and payable immediately. In the case of an event of default described in paragraphs 1 or 6 above, each holder of debt securities of any affected series may declare the principal amount of the debt securities it holds to be due and payable immediately. The declarations referred to above shall be made by giving written notice to Colombia and the fiscal agent.

Upon any declaration of acceleration, the principal, interest and all other amounts payable on the relevant debt securities will become immediately due and payable on the date Colombia receives written notice of the declaration, unless Colombia has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the relevant debt securities may rescind a declaration of acceleration if Colombia remedies the event or events of default giving rise to the declaration after the declaration is made. In order to rescind a declaration of acceleration in these circumstances, holders must follow the amendment procedures described below.

Meetings and Amendments

Colombia may call a meeting of the holders of debt securities of any series at any time. Colombia will determine the time and place of the meeting.

Colombia will give the holders not less than 30 or more than 60 days’ prior notice of each meeting. The notice of each will state:

•	the time and the place of the meeting;

•	in general terms, the action proposed to be taken at the meeting; and

•	the record date for determining the holders entitled to vote at the meeting.

If an event of default relating to the debt securities of a series has occurred and is continuing, the holders of at least ten percent in aggregate principal amount of outstanding debt securities of that series may request that the fiscal agent call a meeting of the holders. This request must be in writing and set forth in reasonable detail the action proposed to be taken at the meeting.

To be entitled to vote at any meeting, a person must be:

•	a holder of outstanding debt securities of the relevant series; or

•	a person duly appointed in writing as a proxy for a holder.

The persons entitled to vote more than 50% of the aggregate principal amount of the outstanding debt securities of a series will constitute a quorum. The fiscal agent may make any reasonable and customary regulations governing the conduct of any meeting.

Colombia and the fiscal agent may modify, amend or supplement the terms of debt securities of any series and the fiscal agency agreement as it relates to those securities, or the holders may take any action provided by the fiscal agency agree mentor the terms of their debt securities, with:

•	the approval of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of that series that are represented at a meeting of holders;

•	or the written consent of the holders of not less than 66 2/3% in aggregate outstanding principal amount of the debt securities of the relevant series.

However, each holder of a debt security of a particular series must consent to any amendment modification or change that would:

•	change the due date for the payment of principal, any premium or any interest on the debt securities;

•	reduce the principal amount of the debt securities;

•	reduce the portion of the principal amount of the debt securities that is payable upon acceleration of the maturity date;

•	reduce the interest rate on the debt securities or any premium payable upon redemption of the debt securities;

•	change the currency or place of payment of principal of or any premium or interest on the debt securities;

•	shorten the period during which Colombia is not permitted to redeem the debt securities or permit Colombia to redeem the debt securities if, prior to this action, Colombia was not permitted to do so;

•	reduce the percentage of principal amount of the holders of the debt securities whose vote or consent is needed to modify, amend or supplement the fiscal agency agreement or the terms and conditions of the debt securities or to take any other action; or

•	change Colombia’s obligation to pay additional amounts.

Colombia and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of that series for the purpose of:

•	adding to Colombia’s covenants for the benefit of the holders;

•	surrendering any of Colombia’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the fiscal agency agreement or the debt securities; or

•	changing the terms and conditions of the fiscal agency agreement or the debt securities in any manner which Colombia and the fiscal agent may determine and which will not materially adversely affect the interests of the holders of the debt securities.

Notices

Notices to the holders of debt securities will be mailed to the addresses of such holders as they appear in the register maintained by the fiscal agent. If the debt securities are issued in bearer form the relevant prospectus supplement will describe the manner in which notices will be given to the holders.

Warrants

If Colombia issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Colombia will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

Colombia may issue warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement to be entered into between Colombia and a bank or trust company, as warrant agent. The prospectus supplement relating to the particular series of warrants will set forth:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures for, and conditions to the exercise of the warrants;

•	the date or dates on which the right to exercise the warrants shall commence and expire;

•	whether and under what conditions Colombia may terminate or cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with such warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of such warrants.

Global Securities

DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below and they may modify or discontinue them at any time. Neither Colombia nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligation sunder their rules and procedures. Additionally, neither Colombia nor the fiscal agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

Colombia may issue the debt securities or warrants in the form of one or more global securities the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities.

When Colombia issues global securities, it will deposit the applicable security with a clearing system. The global security will bc either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for physical securities as discussed below under “—Certificated Securities,” it may not be transferred, except as a whole among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States, and Euroclear Bank S.A./N.V. as operator of the Euroclear System known as Euroclear, and Clearstream Banking, société anonyme, known as Clearstream, Luxembourg, in Europe.

Clearing systems process the clearance and settlement of global notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant. Euroclear and Clearstream, Luxembourg arc connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold global securities through participants in any of these systems, subject to applicable securities laws.

If you wish to purchase global securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase global securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

When you hold securities in street name you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Colombia and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example once Colombia and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Colombia to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your global securities to take such action and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Colombia or the fiscal agent.

As an owner of securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name except under the circumstances described below under “—Certificated Securities”;

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form;

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective; and

•	clearing systems require that global securities be purchased and sold within their systems using same-day funds, for example by wire transfer.

Cross-Market Transfer, Clearance and Settlement

The following description reflects Colombia’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in global securities. These systems could change their rules and procedures at any time, and Colombia takes no responsibility for their actions or the accuracy of this description.

It is important for you to establish at the time of the trade where both the purchasers and sellers accounts are located to ensure that settlement can be made on the desired value date the date specified by the purchaser and seller on which the price of the securities is fixed.

When global securities are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of global securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

When global securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the global securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Colombia will only issue securities in certificated form in exchange for global security if:

•	in the case of a global security deposited with or on behalf of a depositary, the depositary is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Colombia docs not appoint a successor depositary within 90 days after the depositary notifies Colombia or Colombia becomes aware of this situation; or

•	Colombia elects not to have the securities of a series represented by a global security or securities.

In either of these cases, unless otherwise provided in the prospectus supplement for an offering, Colombia and the fiscal agent will issue certificated securities:

•	registered in the name of each holder;

•	without interest coupons; and

•	in the same authorized denominations as the global securities.

The certificated securities will initially be registered in the names and denominations requested by the depositary. You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities.

However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Colombia, the fiscal agent and any other agent of Colombia may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent. Colombia and the fiscal agent may require you to sign an indemnity under which you agree to pay Colombia, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Colombia and the fiscal agent may also require you to present other documents or proof.

After you deliver these documents, if neither Colombia nor the fiscal agent have notice that a bona fide purchaser has acquired the security you are exchanging, Colombia will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

If a security presented for replacement has become payable, Colombia in its discretion may pay the amounts due on the security in lieu of issuing a new security.

Governing Law

The fiscal agency agreement and the securities will be governed by and interpreted in accordance with the laws of the State of New York. However, the laws of Colombia will govern all matters relating to authorization and execution by Colombia.

Jurisdiction; Enforceability of Judgments

Colombia is a foreign sovereign. It may, therefore, be difficult for investors to obtain or enforce judgments against Colombia.

Colombia will appoint the Consul General of Colombia in The City of New York and his successors from time to time as its process agent for any action brought by a holder based on the debt securities or warrants instituted in any state or federal court in the Borough of Manhattan, The City of New York.

Colombia will irrevocably submit to the exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York and the courts of Colombia that sit in Bogota D.C. in respect of any action brought by a holder based on the securities. Colombia will also irrevocably waive any objection to the venue of any of these courts in an action of that type. Holders of the securities may, however, be precluded from initiating actions based on the securities in courts other than those mentioned above.

Colombia will, to the fullest extent permitted by law, irrevocably waive and agree not to plead any immunity from the jurisdiction of any of the above courts in any action based upon the securities. This waiver covers Colombia’s sovereign immunity and immunity from prejudgment attachment, post-judgment attachment and execution but does not extend to the attachment of revenues assets and property of Colombia located in Colombia except as provided under Article 177 of the Código Contencioso Administrativo and Article 684 of the Código de Procedimiento Civil of Colombia.

Nevertheless, Colombia reserves the right to plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under United States securities laws or any state securities laws. Colombia’s appointment of its process agent will not extend to these actions. Without Colombia’s waiver of immunity, you will not be able to obtain a United States judgment against Colombia unless the court determines that Colombia is not entitled under the Immunities Act to sovereign immunity in such action. In addition, execution upon property of Colombia located in the United States to enforce a judgment obtained under the Immunities Act may not be possible except in the limited circumstances specified in the Immunities Act.

Even if you are able to obtain a judgment against Colombia in the United States, you might not be able to enforce it in Colombia. Your ability to enforce foreign judgments in Colombia is dependent among other factors, on such judgments not violating the principles of Colombian public order. In the opinion of the Head or Acting Head of the Legal Office of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of Colombia, such a judgment would not violate principles of Colombian public order.

Provision in National Budget

Colombia recognizes that amounts due under the securities must be paid out of appropriations provided in the national budget. Colombia has, therefore, undertaken that it will annually take all necessary and appropriate actions to provide for the due inclusion of such amounts in the national budget and to ensure timely payment of all amounts due.

Contracts with Colombia

In accordance with Colombian law, by purchasing the securities, you will be deemed to have waived any right to petition for diplomatic claims to be asserted by your government against Colombia with respect to your rights as a holder under the fiscal agency agreement and the securities, except in the case of denial of justice.

TAXATION

The following discussion summarizes certain United States federal income and Colombian federal tax considerations that may be relevant to you if you invest in the debt securities. This summary is based on laws, regulations, rulings and decisions now in effect in the United States and on laws and regulations in effect in Colombia and may change. Any change could apply retroactively and could affect the continued validity of this summary.

This summary does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding debt securities, including the relevance to your particular situation of the considerations discussed below, as well as of state, local and other tax laws.

Colombian Taxation

Under current Colombian law, payments of principal and interest on the debt securities are not subject to Colombian income or withholding tax provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. In addition, gains realized on the sale or other disposition of the debt securities will not be subject to Colombian income or withholding tax provided that the holder of the debt securities is not a Colombian resident and is not domiciled in Colombia. There are no Colombian transfer, inheritance, gift or succession taxes applicable to the debt securities.

United States Federal Taxation

In general, a United States person who holds debt securities or owns a beneficial interest in debt securities will be subject to United States federal taxation. You are a United States person for United States federal income tax purposes if you are:

•	a citizen or resident of the United States or its territories, possessions or other areas subject to its jurisdiction,

•	a corporation, partnership or other entity organized under the laws of the United States or any political subdivision thereof,

•	an estate, the income of which is subject to United States federal income taxation regardless of its source, or

•	a trust if (1) a United States court is able to exercise primary supervision over the trust’s administration and (2) one or more United States persons have the authority to control all of the trust’s substantial decisions.

If you are a United States person, the interest you receive on the debt securities will generally be subject to United States taxation and will be considered ordinary interest income.

Under current United States federal income tax law, if you are not a United States person, the interest payments that you receive on the debt securities generally will be exempt from United States federal income taxes, including withholding tax. However, to receive this exemption you may be required to satisfy certain certification requirements (described below) of the United States Internal Revenue Service to establish that you are not a United States person.

Even if you are not a United States person you may still be subject to United States federal income taxes on any interest payments you receive if:

•	you are an insurance company carrying on a United States insurance business within the meaning of the United States Internal Revenue Code of 1986, or

•	you have an office or other fixed place of business in the United States that receives the interest and either (1) you earn the interest in the course of operating a banking, financing or similar business in the United States or (2) you are a corporation the principal business of which is trading in stock or securities for your own account, and you otherwise are engaged in a United States trade or business.

If you are not a United States person, any gain you realize on a sale or exchange of debt securities generally will be exempt from United States federal income tax, including withholding tax unless:

•	your gain is effectively connected with your conduct of a trade or business in the United States or

•	you are an individual holder and are present in the United States for 183 days or more in the taxable year of the sale, and either (1) your gain is attributable to an office or other fixed place of business that you maintain in the United States or (2) you have a tax home in the United States.

The fiscal agent must file information returns with the United States Internal Revenue Service in connection with payments on debt securities made to certain United States persons. You are a United States person, you generally will not be subject to United States backup withholding tax on these payments if you provide your taxpayer identification number to the fiscal agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of debt securities. If you are not a United States person, in order to avoid information reporting and backup withholding tax requirements you may have to comply with certification procedures to establish that you are not a United States person.

A debt security held by an individual holder who at the time of death is a non-resident alien will not be subject to United States federal estate tax.

PLAN OF DISTRIBUTION

Colombia may sell the debt securities and warrants in any of the following ways:

through underwriters or dealers;

•	directly to one or more purchasers;

•	or through agents.

Each prospectus supplement will set forth:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the net proceeds to Colombia from the sale;

•	any underwriting discounts, agent commissions or other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

If underwriters are used in the sale of any securities, the underwriters will purchase the securities for their own accounts and may resell them from time to time in one or more transactions, including:

•	negotiated transactions;

•	at a fixed public offering price; or

•	at varying prices to be determined at the time of sale.

Colombia may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if any are purchased. The underwriters may change any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of the securities may be deemed to be underwriters, and any discount or commission received by them from Colombia and any profit realized on the resale of securities by them may be deemed to be underwriting discounts and commissions under the Securities Act. The related prospectus supplements will identify any of these underwriters or agents and will describe any compensation received from Colombia.

Colombia may also sell the securities directly to the public or through agents designated by Colombia from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of securities and will disclose any commissions Colombia may pay to these agents. Unless otherwise specified in the applicable prospectus supplement, an agent used in the sale of securities will sell the securities on a best efforts basis for the period of its appointment.

In compliance with NASD guidelines, the maximum compensation to any underwriters or agents in connection with the sale of any securities pursuant to this prospectus and any applicable prospectus supplement will not exceed 8% of the aggregate total offering price to the public of such securities as set forth on the cover page of the applicable prospectus supplement; however, it is anticipated that the maximum compensation paid will be significantly less than 8%.

Colombia may authorize agents underwriters or dealers to solicit offers by certain specified entities to purchase the securities from Colombia under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price and will take delivery of these securities on a date or dates stated in the applicable prospectus supplement. Delayed delivery contracts will be subject only to those conditions set forth in the applicable prospectus supplement. The applicable prospectus supplement will set forth the commission payable for solicitation of these delayed delivery contracts.

Colombia may offer the securities of any series to present holders of other Colombian securities as consideration for the purchase or exchange by Colombia of these other outstanding securities. This offer may be in connection with a publicly announced tender, exchange or other offer for these securities or in privately negotiated transactions. This type of offering may be in addition to or in lieu of sales of securities directly or through underwriters or agents as set forth in the applicable prospectus supplement.

Colombia may agree to indemnify agents and underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments which the agents or underwriters may be required to make in respect of any of these liabilities. Agents and underwriters may engage in transactions with or perform services for Colombia in the ordinary course of business.

Unless otherwise specified in the applicable prospectus supplement, Colombia will not register under the Securities Act the securities that it will offer and sell outside the United States. Thus, subject to certain exceptions, Colombia cannot offer, sell or deliver those securities within the United States or to U.S. persons. When Colombia offers or sells securities outside the United States, each underwriter or dealer involved in the sale of the securities will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each of these underwriters or dealers will agree:

•	that it has not offered or sold, and will not offer or sell, any of these securities within the United States except in accordance with Rule 903 of Regulation S under the Securities Act;

•	and that neither such underwriter or dealer nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts with respect to these securities.

OFFICIAL STATEMENTS

Information included in this prospectus which is identified as being derived from a publication of, or supplied by, Colombia or one of its agencies or instrumentalities is included on the authority of that publication as a public official document of Colombia. All other information in this prospectus and the registration statement (of which this prospectus is a part) is included as a public official statement made on the authority of Juan Manuel Santos, Minister of Finance and Public Credit of Colombia.

VALIDITY OF THE SECURITIES

The validity of the securities of each series will be passed upon for Colombia by the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit, and by Cleary, Gottlieb, Steen & Hamilton, One Liberty Plaza, New York, New York 10006, United States counsel to Colombia. The validity of the securities of each series will be passed upon on behalf of any agents or underwriters by counsel named in the applicable prospectus supplement.

As to all matters of Colombian law, Cleary, Gottlieb, Steen & Hamilton will assume the correctness of the opinion of the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit. As to all matters of United States law, the Head or Acting Head of the Legal Affairs Group of the General Directorate of Public Credit will assume the correctness of the opinion of Cleary, Gottlieb, Steen & Hamilton.

AUTHORIZED REPRESENTATIVE

The authorized representative of Colombia in the United States of America is Jaime Buenahora Febres-Cordero, Consul General of the Republic of Colombia in The City of New York, whose address is 10 East 46th Street, New York, New York 10017, or such person as is designated in the applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

Colombia has filed a registration statement with the SEC relating to the debt securities and warrants. This prospectus does not contain all of the information described in the registration statement.

For further information, you should refer to the registration statement.

Colombia is not subject to the informational requirements of the U.S. Securities Exchange Act of 1934. Colombia commenced filing annual reports of Form 18-K with the SEC on a voluntary basis beginning with its fiscal year ended December 31 1996. These reports include certain financial statistical and other information concerning Colombia. Colombia may also file amendments on Form 18-K/A to its annual reports for the purpose of filing with the SEC exhibits which have not been included in the registration statement to which this prospectus and any prospectus supplements relate. When filed, these exhibits will be incorporated by reference into this registration statement.

You can request copies of these documents by writing to the SEC. You may also read and copy these documents at the SEC’ s public reference room in Washington, D.C.:

Room 1024, Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information.

The SEC allows Colombia to incorporate by reference some information that Colombia files with the SEC. Incorporated documents are considered part of this prospectus. Colombia can disclose important information to you by referring you to those documents. The following documents, which Colombia has filed or will file with the SEC, are considered part of and incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Colombia’s annual report on Form 18- K for the year ended December 31, 2002 filed with the SEC on September 26, 2003;

•	Any amendment on Form 18-K/A to the 2002 annual report filed after the date of this prospectus and prior to the termination of the offering of the securities; and

•	Each subsequent annual report on Form 18-K and any amendment on Form 18-K/A filed after the date of this prospectus and prior to the termination of the offering of the securities.

Later information that Colombia files with the SEC will update and supersede earlier information that it has filed.

Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents (including only the exhibits that are specifically incorporated by reference in them). Requests for such documents should be directed to:

Dirección General de Crédito Público

Ministerio de Hacienda y Crédito Público

Carrera 7a, No. 6-45, Piso 8

Bogotá, D.C.

Colombia

Telephone: 57- 350-6565

Facsimile: 57- 350-6206

REPUBLIC OF COLOMBIA

Ministerio de Hacienda y Crédito Público

Dirección General de Crédito Público y Tesoro Nacional

Carrera 7a, No. 6-45, Piso 8

Bogotá D.C., Colombia

FISCAL AGENT, REGISTRAR, PAYING AND TRANSFER AGENT

JP Morgan Chase Bank, N.A.

Trinity Tower

9, Thomas More Street

London EW 1YT, England

PAYING AGENTS AND TRANSFER AGENTS

JP Morgan Chase Bank, N.A.	J.P. Morgan Bank Luxembourg S.A.
Trinity Tower	6, route de Trèves
9, Thomas More Street	L-2633 Senningerberg
London EW 1YT, England

LISTING AGENT

Kredietbank S.A. Luxembourgeoise

43, Boulevard Royal

L-2955 Luxembourg

LEGAL ADVISORS TO THE REPUBLIC

As to United States Law	As to Colombian Law

Arnold & Porter LLP	Legal Affairs Group
399 Park Avenue	Ministerio de Hacienda y Crédito Público
New York, New York 10022	Dirección General de Crédito Público y Tesoro Nacional
Carrera 7a, No. 6-45, Piso 8
Bogotá D.C., Colombia

LEGAL ADVISORS TO THE UNDERWRITER

As to United States Law	As to Colombian Law

Sullivan & Cromwell LLP	Brigard & Urrutia
125 Broad Street	Calle 70 No. 4-60
New York, NY 10004	Bogotá D.C., Colombia